SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2014

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, California 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On December 31, 2014, International Stem Cell Corporation (the “Company”) entered into a Waiver Agreement with all of the holders of its Series G Preferred Stock, whereby the holders irrevocably and unconditionally waived all rights they held to require the Company to redeem any or all shares of the Series G Preferred Stock and to receive any payments and any other rights accruing to them by reason of the failure of the Company to redeem shares of Series G Preferred Stock, pursuant to the terms of the Series G Certificate of Designation. Holders of Series G Preferred Stock are Dr. Andrey Semechkin and Dr. Ruslan Semechkin, each of whom is a director and executive officer of the Company, and affiliated entities of Dr. Andrey Semechkin and Dr. Ruslan Semechkin.

Previously, the Company determined that the Series G Preferred Stock have a contingent redemption feature allowing redemption by the holder under certain limited circumstances (“deemed liquidation events” set forth in the Series G Certificate of Designation). As the events that may trigger the redemption of the Series G Preferred Stock were not solely within the Company’s control, the Series G Preferred Stock has been classified as mezzanine equity (outside of permanent equity) on the Company’s consolidated balance sheet. Subsequent to the signing of the Waiver Agreement, the Series G Preferred Stock will be classified within permanent equity on the Company’s consolidated balance sheet. A pro forma consolidated balance sheet as of September 30, 2014 showing the effect of the waiver of the redemption rights and resulting reclassification of Series G Preferred Stock within permanent equity is attached hereto as Exhibit 99.1

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(b)	Pro Forma Financial Information

Pro Forma Consolidated Balance Sheet as of September 30, 2014 showing effect of reclassification of Series G Preferred Stock

(d)	Exhibits

99.1	Pro Forma Consolidated Balance Sheet as of September 30, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Jay Novak
Jay Novak
Chief Financial Officer

Dated: January 7, 2015